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                                                                   EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") made and entered into effective as of March 1, 2003, by and between DATAKEY, INC., a Minnesota corporation (the "Company" or "Datakey"), and CARL P. BOECHER ("Executive").


                                    RECITALS

         Executive joined the Company in January 1995 as Vice President of Sales and Marketing. He was appointed President and Chief Executive Officer on December 1, 1996 and has served in this capacity since that time. On January 1, 1999, the Company and Executive signed an employment agreement. Effective as of March 1, 2003, Executive resigned his position and agreed to serve as the Vice Chairman of the Board of Directors of Datakey pursuant to the terms and conditions of this Agreement.


                                    AGREEMENT

1.       Employment

         a. Datakey agrees to employ Executive as Vice Chairman of the Board of Directors.

         b. Executive agrees that he will, at all times, faithfully, industriously, and, to the best of his abilities, experience and talents, continue to perform all the duties and responsibilities that may be required of him as an officer who will have responsibilities in the area of corporate development. His specific duties and responsibilities will be set by the Chairman of the Board of Directors within 30 days of the signing of this Agreement and he will report to the Chairman of the Board.

         c. Executive will continue as a member of Datakey's Board of Directors for at least as long as the Agreement remains in effect and shareholders have re-elected him. Executive will submit his resignation as a member of the Board of Directors immediately upon termination of the Agreement for any reason, and the Board of Directors may accept or reject his resignation. If Executive's resignation is not accepted, he will continue as a director until the next annual meeting of shareholders following the termination of the Agreement. In the unlikely event that Executive is not re-elected to the Board of Directors at the next annual meeting of shareholders, all of the other terms and conditions of the Agreement will remain in full force and effect and Executive's new title will be Vice President of Corporate Development. During his tenure as a director, Executive will receive no board fees or stock options related to his service as a director.


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2. Term of Employment

         Subject to the terms and conditions hereof, Executive shall be employed for a term ("Employment Term") commencing effective as of March 1, 2003, and terminating on March 1, 2004. This Agreement will be extended only upon written agreement of the parties prior to March 1, 2004.

3. Compensation

         a. As compensation for his services to Datakey, Executive shall be paid a monthly salary of $8,333.33 payable in accordance with Datakey's periodic payment periods.

         b. In addition to his compensation described in 3a above, Executive will be paid $17,500 per month for a period of twelve months in lieu of any future severance payments which may have become due to him under his employment agreement dated January 1, 1999.

         c. All payments made to Executive under this Section 3 shall be made to him with one payroll check.

4. Bonus

         Executive will be eligible for a one-time bonus to be paid in a lump sum on or before April 15, 2004. The bonus will be paid based on the Company's financial and business performance during the term of this Agreement, Executive's performance of his duties hereunder and his contributions to the Company's performance. The payment of a bonus and the amount of such bonus, if a bonus is paid, will be in the discretion of the Board of Directors. Executive will not participate in any management incentive compensation plan currently in place or any management compensation plan which may be approved in the future.

5. Other Benefits

         a. During the term of this Agreement, Executive will be eligible to continue participation in the 401-K plan and to receive certain other benefits described in the attached Exhibit A, subject to such changes as Datakey may adopt from time to time for officers of the Company and salaried employees generally.

         b. In addition to the benefits described in Exhibit A, so long as this Agreement remains in effect, he will have a Company paid e-mail service, Company cell phone, a Company-paid telephone line in his home office and Company internet connection for his home office will be continued, and he may retain a laptop computer, docking station and business software for his use during the term of this Agreement. Executive will be entitled to use, from time to time, the


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designated Board Member office in the Company facilities, new business cards reflecting his Vice Chairman title, cell phone contact number and home office phone line number.

6. Termination

         a. Notwithstanding Section 2 above, the Employment Term or any extension thereof shall terminate upon the happening of any of the following events:

                  (i) Mutual written agreement between the Board of Directors of Datakey and Executive to terminate his employment;

                  (ii) Executive's death;

                  (iii) Executive's disability, defined as physically or mentally unable to perform his duties as an officer of the Company for a period of six consecutive months; or

                  (iv) For cause (as defined below) upon written notice from the Board of Directors specifying the nature of the cause.

                  (v) Termination by the Company or voluntary resignation by the Executive for any reason.

         b. For purposes of this Agreement, "cause" shall include the commission of any felony, misdemeanor, or any act of fraud or dishonesty in connection with the affairs of Datakey.

7. Payment Upon Termination of Employment for Cause or Voluntary Resignation

         If Executive is terminated for cause or voluntarily resigns, Executive shall not be eligible to receive any compensation, severance or other benefits except as specifically agreed to at time of termination or as set forth in this
Section 7 below. The date of termination under this Section 7 shall be on the day the notice of termination for cause is given or the day the notice of resignation is given. Executive shall be entitled to the balance of any payments due to him under Section 3b above if he voluntarily resigns but not if he is terminated for cause.

8. Payment Upon Termination of Employment Without Cause

         a. If during the term of this Agreement Executive is terminated without cause, and without cause shall include death, disability or mutual agreement, Executive shall be entitled to receive his agreed compensation under Sections 3a and 3b for the balance of the term of this Agreement.

         b. The payments provided for under this Section 8 shall, in the event of Executive's death, be payable to his wife if she survives or, if not, to his estate.


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         c. The Company will continue to provide medical and health coverage, under its plans as they currently exist or may hereafter be amended, at customary employee rates during the term of this Agreement. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. For the first twelve months after termination, the COBRA medical and health coverage will be extended to Executive at customary employee rates. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment, which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due.

9. Nondisclosure

         Except by written permission from Datakey, Executive shall never disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Executive during the course, and on account, of his employment, whether or not developed by Executive, except as such disclosure or use may be required by his duties to Datakey, and then only in strict accordance with his obligations of service and loyalty thereto. Upon termination of employment, Executive agrees to deliver to Datakey all Confidential Information.

10. Inventions

         Any invention, discovery, improvement, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice ("Invention") shall be promptly and fully disclosed by Executive to the Company, and the Company will hold in trust for its sole right and benefit, any Invention that Executive, during the period of employment, and for one year thereafter, make, conceive, or reduce to practice or cause to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

         a. Relates to any subject matter pertaining to Executive's employment with the Company;

         b. Relates to or is directly or indirectly connected with the Company's business, products, projects, or Confidential Information; or

         c. Involves the use of any time, material, or facility of the Company's.

         Executive hereby assigns to the Company all of his right, title, and interest in and to all such Inventions and, upon the Company's request, shall execute, verify, and deliver to the Company such documents including, without limitation, assignments and applications for Letters


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Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Employment Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such Inventions.

11. Specific Performance

         Executive acknowledges that a breach of this Employment Agreement would cause Datakey irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Executive expressly agrees that Datakey shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Employment Agreement.

12. Noncompetition

         a. For a period of one year after termination of this Agreement for any reason, Executive will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that competes in any respect with Datakey, (ii) contact or in any way interfere or attempt to interfere with the relationship of Datakey with any current or potential customers of Datakey, or (iii) employ or attempt to employ any employee of Datakey (other than a former employee thereof after such employee has terminated employment with the Datakey).

         b. Executive acknowledges that Datakey markets products throughout the United States and that Datakey would be harmed if Executive conducted any of the activities described in this Section 12 anywhere in the United States. Therefore, Executive agrees that the covenants contained in this Section 12 shall apply to all portions of, and throughout, the United States.

         c. Executive acknowledges that if he fails to fulfill his obligations under this Section 12, the damages to Datakey would be very difficult to determine. Therefore, in addition to any other rights or remedies available to Datakey at law, in equity, or by statute, Executive hereby consents to the specific enforcement of the provisions of this Section 12 by Datakey through an injunction or restraining order issued by the appropriate court.

         d. To the extent any provision of this Section 12 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 12 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 12 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 12 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.


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13. Release of Claims

         a. In consideration of the new Employment Agreement entered into with Executive, and the compensation and benefits provided therein, by signing this Agreement, Executive releases and forever discharges Datakey from any and all manner of claims, demands, actions, liability, damages Executive may have against Datakey or any affiliates of Datakey, whether known or unknown in connection with law or equity, contract, or tort, arising out of or in connection with Executive's employment through March 1, 2003, and his Employment Agreement dated January 1, 1999, including specifically Executive's resignation as President and Chief Executive Officer of Datakey.

         b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C.
Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C.
Section 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, any claim for retaliation arising under Minn. Stat. Chapter 176, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, sexual harassment, or any other protected class status.

14 Miscellaneous

         a. Waiver by Datakey of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         b. This Agreement shall be binding upon and inure to the benefit of Datakey, its successors and assigns, and as to Executive, his heirs, personal representatives, estate, legatees, and assigns.

         c. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

         d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.


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         IN WITNESS WHEREOF, the parties have hereto executed this Employment
Agreement effective as of the day and year first above written.

                                      DATAKEY, INC.


                                      /s/ Gary R. Holland
                                      By:  Gary Holland, Chairman of the Board




                                      /s/ Carl P. Boecher
                                      Carl P. Boecher, Executive



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                                    EXHIBIT A
                                       TO
            EMPLOYMENT AGREEMENT DATED EFFECTIVE AS OF MARCH 1, 2003


                               EXECUTIVE BENEFITS


-- Group health, dental, life and disability insurance, 401K plan, 125 plan and other benefits as provided to all employees

-- Supplemental life insurance in the amount of $300,000, based upon standard rates and underwriting decisions regarding medical history, paid 100% by the Company

-- Supplemental long-term disability insurance paying $5,000 per month based upon standard rates and underwriting decisions regarding medical history, paid 90% by the Company

--       Auto allowance of $600 per month

--       Vacation as required

-- Sick leave as needed, up to a maximum of 90 days at the discretion of the Chairman of the Board

-- Comprehensive annual physical examination at Park Nicollet Executive Health Center paid by the Company